Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

John Ransom, Raymond James

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. First Quarter Financial Results Call.

Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper

Thank you.

Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's First Quarter 2021 Financial Results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance; RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining technologists; receiving third-party reimbursement for diagnostic imaging services; successfully integrating acquired operations; generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties, including those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2020.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark.

Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our first quarter '21 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders and shareholders, and wish you all well during this challenging time.

Let's begin. I'm extremely pleased with our performance this quarter. Our financial and operating metrics in the first quarter demonstrate continued strengthening and improvement in our business that began in the third quarter of last year and as the result of a number of factors.

First, during the COVID period, we instituted a variety of cost saving measures that have lowered operating expenses and created efficiencies within our regionally clustered centers, cost reductions and efficiencies that will remain permanently with the business.

Second, our procedural volumes have substantially recovered as the states within which we operate have loosened COVID-19 restrictions. The result of the loosening of these restrictions has been that patients are visiting their physicians with more regularity and are utilizing healthcare with more normalcy.

Lastly, investments we made last year and during the first quarter, both with respect to capital expenditures and acquisitions, are beginning to contribute to our financial results.

We discussed on our last financial results call the extraordinary investment we made in upgrading our mammography systems during 2020 to 3D digital tomography—mammography, or tomosynthesis. While we do not believe mammography volumes have fully recovered from the COVID-19 impact, we are experiencing enhanced reimbursement from the volumes we are now performing on these newly upgraded 3D systems.

Additionally, during the first quarter, we acquired 10 facilities within the New York Metropolitan market. The newly acquired facilities have unique cost savings and consolidation opportunities with existing RadNet facilities. Those new centers contributed positively to the first quarter. We expect significant improvement from their results later in the year when we are further along with their integration processes.

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As a result of all of these factors, our results were the best first quarter results in our Company's history. As compared with last year's first quarter, revenue increased 12% and EBITDA more than 100%. I am particularly proud of the margin improvement we were able to demonstrate in the first quarter, relative to the first quarters of 2020 and 2019. After deducting the CARES Act stimulus funds and removing the impact from the CARES Act related retention bonuses, we achieved a 14.6% EBITDA margin in this quarter. This is an improvement from 2020's first quarter EBITDA margin of 7.2% and 2019's first quarter EBITDA margin of 12.2%. The margin improvement is the result of many of the cost saving measures we have put in place, which have included consolidating underperforming sites and changing key operational processes, both at the center level and within our corporate support departments.

Adjusted earnings were also very strong in this quarter. Typically, EBITDA and profitability is challenged in the first quarter where we face seasonality as it relates to winter weather conditions and lower utilization of healthcare services related to the annual resetting of patient deductibles.

In contrast to net losses in the first quarters of past years, this year's first quarter was profitable. We recognized net income per share during the quarter of $0.18. Adjusted to remove the gain from our swaps, the CARES Act stimulus money and one-time COVID-related retention bonuses to employees and contracted physicians, net income per share was $0.04. This is an increase to net losses in last year's first quarter of $0.33 and $0.08 in the first quarter of 2019.

As a result of the strong performance in this year's first quarter and the confidence we are feeling for the remainder of the year, we have elected to increase most of our key financial guidance levels for 2021. Mark in his prepared remarks will review the increases we've made to our revenue, EBITDA and free cash flow guidance levels.

It is also worth noting that we decreased the guidance levels for cash interest expense as a result of the interest cost savings from the recently completed refinancing transaction.

As many of you might have seen, on April 26, we announced the completion of the refinancing of our term loan and revolving line of credit. Based upon current and anticipated future leverage ratios, we expect to save up to $6 million annually in interest expense; although we are no longer subject to restrictive maintenance covenants with respect to our term loan, and have substantially more operating and financial flexibility under the new credit agreement. This includes lowering our annual required amortization payments by over $30 million a year and adding over $100 million to our cash balance, which will enable us to accelerate growth.

This refinancing is a meaningful achievement in the Company's growth and development. I would like to thank all of the lenders and relationship banks for their trust and support of our business and Executive Management team.

One of the factors that drove the successful refinancing transaction was that we've been able to achieve meaningful deleveraging of our balance sheet over the past few years. The strong performance and conservative fiscal discipline has enabled us to achieve a leverage ratio of 3.7 times net debt to trailing 12 month EBITDA as of March 31, 2021. Pro forma for the recent acquisition, this ratio is even lower, which is indicative of further expected deleveraging in the upcoming quarters. While we are committed to growing and expanding our business, we will also continue to follow our methodical and disciplined approach to managing our financial leverage.

Lastly, and before I hand the call over to Mark, I'd like to discuss the recent success in the area of artificial intelligence. On April 19, we announced that our artificial intelligence subsidiary DeepHealth received FDA clearance for its AI mammography triage software Saige-Q.

Saige-Q is a screening worklist prioritization tool that enables radiologists to more effectively manage their mammography cases with the use of artificial intelligence. DeepHealth’s powerful new AI technology automatically identifies suspicious screening exams that may need prioritized attention, allowing radiologists to optimize their workflow for efficiency and accuracy.

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This technology is the first FDA cleared mammography triage product that supports both 3D and 2D mammography images. This FDA clearance is an important step in RadNet's commitment to delivering the best quality of care to our patients. With almost 2 million mammography exams, which we will be performing annually in our markets, we have now begun to deploy this tool, enabling our mammographers to become more accurate and productive. We expect by year end that the vast majority of our screening mammography exams will run through the Saige-Q AI engine. The efficiency gains, which we expect to exceed 25% on screening mammography exams, and accuracy, should be further enhanced by a more advanced diagnostic algorithm we plan to submit to the FDA for its review by year end.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2021 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I'm now going to briefly review our first quarter 2021 performance, and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. I will also provide an update to 2021 financial guidance levels, which were released in conjunction with our 2020 year-end results in March.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation.

Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2021 results.

For the first quarter of 2021, RadNet reported revenue of $315.3 million, Adjusted EBITDA of $45.5 million. Revenue increased $33.8 million or 12%. Adjusted EBITDA increased $25.1 million or 123.4%. Subtracting the $6.2 million of grants we received under the CARES Act Provider Relief Fund, Adjusted EBITDA was $39.3 million, an increase of 92.8% from last year's first quarter.

As Dr. Berger discussed in his remarks, the significantly improved performance is a result of increased procedural volumes, cost reductions instituted during the COVID-19 period, additional revenue from our migration to 3D mammography, and the contribution from tuck-in acquisitions we completed in February and March. The performance in this quarter relative to the prior year's quarter was negatively impacted, however, by severe winter weather conditions that caused us to temporarily close East Coast sites for several days.

Net income during the quarter was $9.5 million, an increase of $25.8 million over last year's first quarter. Per share net income for the first quarter was $0.18 compared to a net loss of negative $0.33 in the first quarter of 2020. This is based upon weighted average number of diluted shares outstanding of 52.8 million shares in 2021 and 50.3 million shares in 2020.

There were a number of extraordinary items impacting the first quarter, including the $6.2 million of grants received under the CARES Act Provider Relief Fund, $10 million net gain related to our cash flow hedges, and $6.8 million of employee COVID-19 related retention bonuses paid to our physicians and team members.

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Adjusting for all of the above extraordinary items, adjusted net income was $2.3 million and diluted adjusted net income per share was $0.04 during the first quarter of 2021.

In addition to the extraordinary items I just mentioned, also affecting net income in the first quarter of 2021 were certain non-cash expenses and non-recurring items including the following: $8.2 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $285,000 of severance paid in connection with headcount reductions related to cost savings initiatives; and $1.1 million of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the first quarter of 2021, as compared to the prior-year's first quarter, MRI volume increased 6.9%, CT volume increased 9.5% and PET/CT volume increased 2.5%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 8.4% over the prior-year's first quarter. On a same-center basis, including only those centers which were part of RadNet for both the first quarters of 2021 and 2020, MRI volume increased 2.5%, CT volume increased 4.4% and PET/CT volume increased 2.9%. Overall same-center volume, taking into account routine imaging exams, increased 5.0% over the prior year same quarter.

In the first quarter of 2021, we performed 2,018,849 total procedures. The procedures were consistent with our multi-modality approach, whereby 76.7% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2021 were as follows: 281,096 MRIs as compared with 263,055 MRIs in the first quarter of 2020; 178,510 CTs as compared with 163,082 CTs in the first quarter of 2020; 10,950 PET/CTs as compared with 10,683 PET/CTs in the first quarter of 2020; and 1,548,293 routine imaging exams compared with 1,425,678 of these routine imaging exams in the first quarter of 2020.

Overall GAAP interest expense for the first quarter of 2021 was $12.8 million. This compares with GAAP interest expense in the first quarter of 2020 of $11.6 million. Cash paid for interest during the period, which excludes noncash deferred financing expense and accrued interest, was $8.3 million as compared with $9.9 million in the first quarter of last year.

With regards to our balance sheet, as of March 31, 2021, unadjusted for bond and term loan discounts, we had $623 million of net debt, which is our total debt at par value less our cash balance. This compares with $678.8 million of net debt at March 31, 2020. Note that these debt balances includes New Jersey Imaging Network's debt of approximately $51.6 million, for which RadNet is neither a borrower nor a guarantor. As of March 31, 2021, we were undrawn on our $195 million revolving line of credit and had a cash balance of $31.1 million.

As Dr. Berger noted in his prepared remarks, the refinancing transaction that we closed in April added over $100 million of cash to our balance sheet. So we expect our cash balance reported during our next financial results call in August will report a substantially higher cash balance.

At March 31, 2021, our accounts receivable balance was $146.7 million, an increase of $17.1 million from year-end 2020. The increase in accounts receivable is mainly the result of the significant increase in our procedural volumes and revenue, particularly during the second half of March relative to 2020 revenue.

Our days sales outstanding, or DSO, remains near the lowest levels of our Company's history. Despite increases in aggregate accounts receivable, our DSO was 36.3 days at March 31, 2021, essentially flat from year-end 2020.

Through March 31, 2021, we had total capital expenditures net of asset dispositions and sale of imaging center assets and joint venture interest of $30.3 million. Note that each year, we front-load the majority of our capital decisions into the first part of the year, so cap ex is disproportionately higher in the first half of the year.

At this time, I'd like to update and revise our 2021 financial year guidance levels which we released in conjunction with our fourth quarter and year-end 2020 results.

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For total net revenue, our original guidance range was $1.25 billion to $1.3 billion. Our new revised guidance range is $1.275 billion to $1.325 billion. We increased both the low end and the high end of the revenue range by $25 million.

For Adjusted EBITDA, our original guidance ranges were $180 million to $190 million. We've increased both the bottom and top end of those ranges by $7 million to $187 million to $197 million. For capital expenditures, our original guidance range was $70 million to $75 million. We increased both the bottom and the top end of this range by $2 million to $72 million to $77 million.

For cash interest expense, our original guidance range was $39 million to $44 million. Because of the success of the refinancing transaction, we lowered the cash interest expense range to $35 million to $40 million.

And finally, with respect to our free cash flow, our original guidance range was $60 million to $70 million. This year, we revised our guidance range to $70 million to $80 million. And as a reminder, the Company defines free cash flow as Adjusted EBITDA less capital expenditures, less cash paid for interest.

As just noted, we have increased our financial guidance ranges for revenue, Adjusted EBITDA and free cash flow and lowered our interest cost as a result of the refinancing transaction. Each quarter, we reevaluate our actual and projected performance against guidance levels. We will continue to update these levels as appropriate throughout the remainder of the year.

With respect to Medicare reimbursement for 2022, there is nothing to report at this time. As typical each year, we are expecting CMS to release a preliminary rate schedule sometime in the June or July timeframe. At which time, we will analyze CMS' proposal and our industry's lobbying group, the Association for Quality Imaging, will provide CMS our industry's feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS' proposal and its impact, if any, upon RadNet's future results.

I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

As you likely gathered from our discussion today, the challenges created by the COVID-19 pandemic have enabled us to become a stronger business that we believe is well positioned for future growth and sustained profitability. COVID-19 required us to reevaluate every aspect of our business, a business that has grown substantially in the past through acquisitions. COVID-19 allowed us to pause and analyze all of our procedures and processes in order to achieve more optimal performance. The pandemic also gave us the opportunity to make decisions that would have proven to be more difficult in normal times.

We were able to consolidate some of our centers that were in close proximity with other centers in ways that preserve patient access, convenience and our procedural volumes. As you also heard today, COVID-19 has also facilitated highly strategic acquisitions that may have otherwise not been available to us. As a result, we believe that we have created a platform with infrastructure and processes to effectively manage and support a significantly larger and more diverse business. Today, RadNet is more multifaceted than any other time in our history. We are growing our business in all of the seven states on both coasts in which we operate, all of which have attractive demographics and a multitude of local market opportunities.

We are now partnered with some of the largest and most prestigious hospital and health systems in joint ventures that encompass approximately 25% of our facilities. We also control our own IT infrastructure with our suite of eRAD products and services that we also sell and license to other industry participants. Furthermore, we have made significant investments in the development of artificial intelligence, which we believe will have a transformative impact on our business and the diagnostic imaging industry in general, particularly around the diagnostics and screening related to breast, prostate, colon and lung diseases.

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As we have tried to emphasize in today's report, our business is healthy and growing, and we are exceeding the expectations that we originally set forth in our initial guidance levels. Furthermore, the refinancing transaction positions us with significantly more available financial resources as a result of the over $100 million we were able to fund to our balance sheet, the lowering of our interest cost and the substantial reduction of required debt amortization.

In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet, and we look forward to updating you further in the upcoming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. We start with Brian Tanquilut from Jefferies. Please go ahead. Your line is open.

Brian Tanquilut

Hey, good morning guys. Congrats on a solid quarter. I guess, Howard, my first question for you, you talked about recovery and you mentioned mammography is one that's still kind of lagging. So just wanted to hear your thoughts and your views on the recovery pace, how much upside left do we have to volumes going forward? And then just any color you can share on mammography.

Dr. Howard Berger

Good morning, Brian. Thank you. The majority of our modalities have returned to pre-COVID levels and actually are beginning to exceed those. The one exception to that is our mammography. And in reviewing not only our statistics but national statistics, what we saw during primarily the second quarter of the pandemic, meaning 2020, was all of our volumes decreased substantially, but the one that appeared to have the greatest impact from COVID was screening mammography. And this should not be unexpected given that all screening mammography is elective. And during that quarter, meaning the second quarter of last year, we saw in addition to other modalities, at one time, almost an 85% to 90% decrease in our volumes in the East Coast.

In analyzing this further, what we have determined and I believe is not unique to RadNet, is that the annual screening mammography was essentially a disrupted cycle that, while the patients who elected not to get their screening mammography during the second quarter of last year, have now completed that cycle, but later in the third and fourth quarters of 2020 and the first quarter of 2021. So as a result, the three months where we saw this rather dramatic drop-off, while there's been a return in other elective procedures, we believe that this disruption to the normal annual cycle will take about somewhere close to the three months of this quarter to fully return.

So while we're very pleased with our volumes that we're experiencing here in the second quarter, with other areas such as diagnostic x-ray and MRI and CT have fully recovered and are actually exceeding some of our expectations, it will probably take us a quarter for the additional screening mammography volume to return to the same levels of growth that we have seen in the other modalities. And I believe, again, most importantly, this is not unique to RadNet. This phenomenon with other literature and reports that we see from various sources was something that was pervasive throughout the United States.

Brian Tanquilut

No, that makes a lot of sense. And then I guess, you mentioned something on AI, right, and the developments that you've seen there. But as you think about the eventual commercialization of AI technology and imaging and the initiatives that you've put into place there, how are you thinking about that flowing into your business, whether it's a growth rate boost or the P&L in general?

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Dr. Howard Berger

Well, I think that AI will have probably a more profound impact in radiology and imaging than any other of the subspecialties. When you stop to consider that the four major cancers, namely breast, colon, lung and prostate, are the cause of about 80% of total cancers, all four of those uniquely allow themselves to avail from various screening procedures that we are capable of doing in our imaging centers and which patients more and more are electing not to do in hospitals. So as the growth of AI occurs, I believe it's not just going to be something that looks at how you take various disease processes that are more acute as you would see in hospitals, but how do we evolve much like we have in breast mammography to screening tools that will be driven by population health management and wellness.

So RadNet as a company will continue, as it has demonstrated already, to make those kind of investments which we now are not only more capable of doing given the change in our capital structure and the cash flow of the Company, but where we can target these much like we have in our IT platform with eRAD to areas which we know will benefit the Company rather than by just off-the-shelf products. So I think as we implement these various tools, not only will we be seeing, I think, a greater volume of business, but that business is going to have to be handled by artificial intelligence in order to be able to accommodate the type of demand which we believe is on the horizon.

So I'm hopeful that RadNet, as the leader in this industry, will continue to demonstrate not just tools that perhaps make diagnoses more accurate in known disease, but really focus on the elective side of what we do for the preponderance of our business in areas where I believe we can go directly to the insurers and demonstrate the value proposition for breast and the other modalities that I've mentioned to begin to have them change plan design to allow more and more of these screening tools. Because I think the benefit from this, particularly as we are demonstrating and in conversations we're already having with some of the payors, are compelling both for cost reduction and certainly an improvement in the longevity and morbidity that these cancers create.

So I think the ability for us to marry artificial intelligence with our own IT platform will allow us a more rapid implementation of these tools and a more effective way for us to demonstrate to employers, insurance companies and patients, the value of screening tools that have, other than mammography and breast cancer, not generally been available.

Brian Tanquilut

That makes a lot of sense. And then I guess my last question since you talked about your expectation of volume bolus coming up, where are the payor moves now to restrict access or shift access away from hospital-based imaging to outpatient? We heard that during the pandemic some of that was eased a little bit, so just curious if you're seeing payor efforts resume.

Dr. Howard Berger

Yes. I think there isn't a payor out there that isn't beginning to more firmly embrace the benefits of moving volumes away from the more higher-priced hospital pricing to the outpatient imaging sector. We're in conversations regionally with virtually all of the payors to implement tools which are both, I think, a more aggressive effort on their parts through utilization management and scheduling to move away from hospitals. But also, I think the beginning of the understanding on how they need to change their plan design in order to encourage more and more people to move away from hospitals. So it doesn't matter whether you're talking about United or the Blue Cross/Blue Shields or Cigna or Aetna, I think there is an inexorable movement which might be slow, but inevitable to, I think, create a better opportunity for patients to be screened faster and better in outpatient settings, which they're also more comfortable going into given the pandemic and which I think will persist over years to come.

Brian Tanquilut

Awesome. Thank you guys.

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Dr. Howard Berger

Thanks Brian.

Operator

We take our next question from John Ransom from Raymond James. Please go ahead.

John Ransom

Hey, good morning. A couple of questions. You guys have been talking about AI, I mean, likely so for a while. But why is it reasonable to expect that to have some material effect on your tail?

Dr. Howard Berger

Material effect, John, on our what?

John Ransom

On your earnings P&L, yes. When would that show up as a kind of measurable income statement contributor?

Dr. Howard Berger

Yes. I think it will take probably to the latter part of this year, John. Now that we have finally received the FDA approval on the first product, Saige-Q, we are beginning to do the implementation across our 346 centers, most of which perform mammography. And so not only do we have a lot of centers to ramp up in the IT infrastructure, but we have a lot of applications, both to bring our radiologists as well as technologists up to speed on the use of these tools. If we were just dealing with a handful of centers, I would tell you that we could probably get this done in 60 to 90 days. But with over 700 to 800 radiologists that are part of the RadNet family and probably triple that number of mammography techs, this will be a process that we're going to do slowly and methodically because it's not just a matter of plopping our software onto their workstations, but also making certain that we have the integrity of the IT infrastructure to manage the flow of an enormous amount of data across our network.

So the processes that we're looking to implement over the next 3 quarters, which we've already started, by the way, even prior to the FDA approval, will be to look at the entire infrastructure of the Company, particularly with IT being a major focus, to make certain that the productivity gains that we hope our radiologists will enjoy will not be limited by our ability to present them with the data on a real-time basis for interpretation.

So I would say, I think these benefits towards the latter half of this year will start bleeding through into our financials.

John Ransom

So if we're thinking about '22, there might be some hopefully measurable impact in the cost to read a scan now that you can look at some of those costs and take a little bit of a scalpel to those costs as a result of this?

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Dr. Howard Berger

Well, I don't think it's so much taking a scalpel to the cost of what we currently do, John. I think it's more a matter of as our volume increases, which we are very confident of in mammography, it's allowing our radiologists to be more productive and where they're capable of handling this additional volume without us necessarily needing to employ more radiologists to do that. We think that's a critical part of what we demonstrate not only just for RadNet, but for the industry as a whole. If you, like we do, subscribe to the fact that perhaps as many as 40% to 50% additional mammograms should be done annually if all of the women were complying with the current protocols for screening mammography and if we were to get all of the women who should qualify for annual screening mammography into the system, we're talking about an enormous increase in the amount of volume that the industry is going to have to be able to handle.

And I think that is as much of a burden and a responsibility of RadNet to demonstrate the capability of doing that so that the system is not overwhelmed and we slow down the benefit of getting these results into the hands of our referring physicians as rapidly as possible. So right now, RadNet does approximately 5% of all the mammography in the United States, and we expect that to grow substantially over the next two to three years as we implement not only artificial intelligence, but other data mining tools to improve compliance and bring women into the screening mammography process faster and with greater confidence in the ability for us to read the screening mammography faster and earlier diagnosis of potential cancers.

Mark Stolper

John, just to expand on what Dr. Berger just mentioned, the data suggests out there that there's about 40 million mammography exams completed in the United States each year. And as Dr. Berger mentioned, the number of exams that should take place if all women age 40 and above were to be compliant with their annual screening, would be somewhere in the neighborhood of 60 million exams or even slightly above. So that's 20 million additional exams nationally. While we operate in states that comprise about 25% of the United States population, so if you were to apply that 25% to that 20 million of additional exams, you're talking about another 5 million of these exams that could be performed in the markets in which we operate. So that's an extraordinary amount of potential additional volume.

So not only will we be more productive with this AI tool with the exams that we have in-house, but as Dr. Berger mentioned, as mammography grows in general in the industry, we'll be able to absorb some portion of this additional volume without adding to our radiology staff. And in our tests, John, we found that our radiologists are over 25% more productive using these AI tools, which essentially right now is a worklist tool and a prioritization tool. We think that that number could and should go up sometime next year when our second product, which is the true mammo diagnostic product, should be reviewed and approved by the FDA. This is going to have an extraordinary impact financially on the business, not only given current volumes, but as we continue to grow into the future.

John Ransom

And I just found this so interesting, forgive me if you don't want to talk it anymore, but Howard, you and I have talked about other modalities such as supplanting the current unpleasant prostate. Is there a potential for some type of technology like this to be applied to other screening such as prostate? Or are there other areas that I'm not thinking about excluding just the mammography opportunity?

Dr. Howard Berger

Absolutely, John. And thank you for the question. I think that's something you obviously personally experienced as well as a whole lot of other men. But we are working with other companies as well as considering internally doing and making prostate MRI a screening tool which, hopefully, much like screening mammography, will be a very rapid and effective tool for managing prostate cancer. We believe the tools that currently exist are either very costly or much like the PSA, some PSA test, really not effective for identifying cancers early without going into a lot of other costly and cumbersome procedures.

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So we believe these tools are within the near-term horizon, not only for prostate. Another major focus will be for colon cancer and using CT screening, which is available now for that instead of conventional colonoscopies. And I believe also the area of lung cancer screening, while available, is very underutilized. I've seen statistics at only 5% to 10% of the population that would qualify for a CT scan of the lung for cancer are making themselves available to do that.

So I think imaging, much like I've said before to a lot of people, I think imaging is the gateway to population health management, not only for cancers, but for cardiovascular disease. And I think these are all tools that we will be working on as well as other people in the industry. And I think it could dramatically transform the imaging industry as well as the health care industry if all of these opportunities are properly adopted.

John Ransom

Thank you.

Dr. Howard Berger

Thanks John. Take care.

Operator

It appears there are no further questions at this time. I'd like to turn the conference back for any additional or closing remarks.

Dr. Howard Berger

Okay. Thank you, Operator. I want to, again, thank everybody for their participation in today's call and for the support of our shareholders and employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today, and I look forward to our next call. Stay safe, everyone.

Operator

This concludes today's call. Thank you for your participation. You may now disconnect.

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